CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 26, 2012, with respect to the financial statements of AllianceBernstein Global Real Estate Investment Fund, Inc. for the fiscal year ended November 30, 2011, which is incorporated by reference in the Post-Effective Amendment No. 23 to the Registration Statement (Form N-1A No. 333-08153) of AllianceBernstein Global Real Estate Investment Fund, Inc.

                                                          /s/ ERNST & YOUNG LLP




New York, New York
February 28, 2012